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                                                                   EXHIBIT 10.18

                                 MOTOROLA, INC.
                                 AWARD DOCUMENT
                                     For the
                     Motorola Omnibus Incentive Plan of 2003
       Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:      ____________________  Date of Expiration:  ____________________

Commerce ID#:   ____________________  Number of Options:   ____________________

Date of Grant:  ____________________  Exercise Price:      ____________________

Motorola, Inc. ("Motorola") is pleased to grant you options to purchase shares of Motorola's common stock under the Motorola Omnibus Incentive Plan of 2003 (the "Plan"). The number of options ("Options") awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola's common stock on the terms described below and in the Plan.

VESTING AND EXERCISABILITY

You cannot exercise the Options until they have vested.

Regular Vesting - The Options will vest in accordance with the following schedule (subject to the other terms hereof):

Percent           Date
-------           ----
25%          ______ _____, 200_
25%          ______ _____, 200_
25%          ______ _____, 200_
25%          ______ _____, 200_

Special Vesting - You may be subject to the Special Vesting Dates described below if your employment or service with Motorola or a Subsidiary (as defined below) terminates.

Exercisability - You may exercise Options at any time after they vest and before they expire as described below.

EXPIRATION

All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) any of the Special Expiration Dates described below. Once an Option expires, you no longer have the right to exercise it.

SPECIAL VESTING DATES AND SPECIAL EXPIRATION DATES

There are events that cause your Options to vest sooner than the schedule discussed above or to expire sooner than the Date of Expiration as stated above. Those events are as follows:

Retirement - If your employment or service with Motorola or a Subsidiary is ended because of your Retirement, Options that were granted at least one year prior to your Retirement that are not vested will automatically become fully vested upon your Retirement. Any remaining unvested Options will be forfeited. All your vested Options will then expire on the earlier of the third anniversary of ending your employment or service because of your Retirement or the Date of Expiration stated above. Retirement means (only for purposes of this Option) your retirement from Motorola or a Subsidiary as follows:

      (i)   Retiring at or after age 55 with 20 years of service;

      (ii)  Retiring at or after age 60 with 10 years of service;

      (iii) Retiring at or after age 65, without regard to years of service.

Disability - If your employment or service with Motorola or a Subsidiary is terminated because of your Total and Permanent Disability (as defined below), Options that are not vested will automatically become fully vested upon your termination of employment or service. All your Options will then expire on the earlier of the third anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the Options

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will be exercisable by you or your guardian or legal representative.

Death - If your employment or service with Motorola or a Subsidiary is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the third anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

Change In Control - If there is a Change In Control of Motorola (as defined in the Plan), all the unvested Options will automatically become fully vested as described in the Plan. If Motorola or a Subsidiary terminates your employment or service other than for Serious Misconduct within two years of consummation of a Change In Control, all of your vested Options will be exercisable until the Date of Expiration stated above.

Termination of Employment or Service Because of Serious Misconduct - If Motorola or a Subsidiary terminates your employment or service because of Serious Misconduct (as defined below) all of your Options (vested and unvested) expire upon your termination.

Change in Employment in Connection with a Divestiture - If you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary (a "Divestiture"), all of your unvested Options will automatically expire upon termination in direct connection with a Divestiture and your vested Options will expire 12 months after such Divestiture or such shorter period remaining until expiration as set forth above.

Termination of Employment or Service by Motorola or a Subsidiary Other than for Serious Misconduct or a Divestiture - If Motorola or a Subsidiary on its initiative, terminates your employment or service other than for Serious Misconduct or a Divestiture, all of your unvested Options will automatically expire upon termination and your vested Options will expire twelve months after your termination of employment or such shorter period remaining until expiration as set forth above.

Termination of Employment or Service for any Other Reason than Described Above - If your employment or service with Motorola or a Subsidiary terminates for any reason other than that described above, including voluntary resignation of your employment or service, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date ninety (90) days after the date of termination of your employment or service or (ii) the Date of Expiration stated above.

LEAVE OF ABSENCE/TEMPORARY LAYOFF

If you take a Leave of Absence from Motorola or a Subsidiary that your employer has approved in writing in accordance with your employer's Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola, or you are placed on Temporary Layoff (as defined below) by Motorola or a Subsidiary the following will apply:

Vesting of Options - Options will continue to vest in accordance with the vesting schedule set forth above.

Exercising Options - You may exercise Options that are vested or that vest during the leave of absence or layoff.

Effect of Termination of Employment or Service - If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined as described under "Special Vesting Dates and Special Expiration Dates" above.

OTHER TERMS

Method of Exercising - You must follow the procedures for exercising options established by Motorola from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability - Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

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Tax Withholding - Motorola or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any withholding obligation in whole or in part by electing to have Motorola retain Option shares having a Fair Market Value on the date of exercise equal to the minimum amount required to be withheld.

DEFINITION OF TERMS

If a term is used but not defined, it has the meaning given such term in the Plan.

"Fair Market Value" is the closing price for a share of Motorola common stock on the last trading day before the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition.

"Serious Misconduct" means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.

"Subsidiary" means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.

"Total and Permanent Disability" means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations.

"Temporary Layoff means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

CONSENT TO TRANSFER PERSONAL DATA

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan ("Data"). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.

ACKNOWLEDGEMENT OF DISCRETIONARY NATURE OF THE PLAN; NO VESTED RIGHTS

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a onetime benefit and does not create any contractual or other right to receive an award in the future. Future grants, if any, will be at the sole discretion of Motorola, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

AGREEMENT FOLLOWING TERMINATION OF EMPLOYMENT

As a further condition of accepting the Options, you acknowledge and agree that for a period of two years following your termination of employment or service, you will not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, or to communicate in support of those activities, any

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employee of Motorola or a Subsidiary to terminate his/her employment with
Motorola or a Subsidiary and/or to seek employment with your new or prospective employer, or any other company.

You agree that upon termination of employment with Motorola or a Subsidiary, you will immediately inform Motorola of (i) the identity of your new employer (or the nature of any start-up business or self-employment), (ii) your new title, and (iii) your job duties and responsibilities. You hereby authorize Motorola or a Subsidiary to provide a copy of this Award Document to your new employer. You further agree to provide information to Motorola or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.

SUBSTITUTE STOCK APPRECIATION RIGHT

Motorola reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in Common Stock.

ACCEPTANCE OF TERMS AND CONDITIONS

By accepting the Options, you agree to be bound by these terms and conditions, the Plan and any and all rules and regulations established by Motorola in connection with awards issued under the Plan.

OTHER INFORMATION ABOUT YOUR OPTIONS AND THE PLAN

You can find other information about options and the Plan on the Motorola website http://myhr.mot.com/fmances/stock_options/index.jsp If you do not have access to the website, please contact Motorola Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA; GBLRW01@Motorola.com; 847-576-7885; for an order form to request Plan documents.